Exhibit 99.1

Mullen Automotive Provides Commercial Vehicle Production
Update

Company on track with Class 3 truck production for 2023; Company provides update on overall 2024 commercial vehicle production plans

BREA, Calif., Oct. 16, 2023 – Mullen Automotive, Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an emerging electric vehicle (“EV”) manufacturer, announces today a commercial vehicle production update for both Class 3 EV cab chassis trucks and Class 1 EV cargo vans. As previously forecasted, the Company is currently on track to produce 150 Class 3 EV trucks through December 2023. The Company is also on track to begin Class 1 EV cargo van production and deliveries in Q4 2023.

Mullen’s Class 3 production plans for the remainder of 2023 are on schedule with an estimated 150 vehicles projected to be produced and delivered to Randy Marion Automotive Group (“RMA” or “Randy Marion”). The first ten Class 3 vehicles were delivered to RMA on Sept. 28, 2023. In total, Mullen expects to deliver more than 150 Class 3 vehicles to Randy Marion this year and to fulfill the balance of the 1,000 Class 3 vehicle purchase order in calendar year (“CY”) 2024, where the production schedule has been set at 850 trucks. As previously reported, Class 3 production capacity at the Tunica facility is currently planned at 3,000 annually per shift, allowing units to be added to the schedule as additional customers are confirmed.

Class 1 EV cargo van production is on track to begin in Q4 2023 with the company producing an estimated 300 vehicles. The total Class 1 EV cargo van production for CY 2024 is planned for 6,000 vehicles allowing the RMA purchase order to be fulfilled. Class 1 production capacity at the Tunica, Mississippi, facility is currently planned at 10,000 annually per shift. As electric vehicle adoption rates increase, Mullen intends to add a second shift for Class 1 production, which will increase capacity to 20,000 total vehicles per year.

In summary, the following reflects total planned commercial vehicle production for calendar years 2023 and 2024:

2023 CY estimated commercial vehicle production:

●	150 Class 3 EV cab chassis trucks
●	300 Class 1 EV cargo vans

2024 CY estimated commercial vehicle production:

●	850 Class 3 EV cab chassis trucks
●	6,000 Class 1 EV cargo vans

Mullen’s production plan is aligned with current customer purchase orders. Overall production capacity allows Mullen to meet existing purchase orders while also providing the Company plenty of open production capacity to meet additional customer demand.

“I am proud to say both our Class 3 production acceleration and our Class 1 manufacturing preparations are on track at our Tunica assembly plant. We have firmed up our production schedules for 2024, which align with our existing customer orders and provide ample room for additional customer demand,” said David Michery, CEO and chairman of Mullen Automotive.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of electric vehicles (“EVs”) that will be manufactured in its two United States-based assembly plants. Mullen's EV development portfolio includes the Mullen FIVE EV Crossover, Mullen-GO Commercial Urban Delivery EV, Mullen Commercial Class 1-3 EVs, and Bollinger Motors, which features both the B1 and B2 electric SUV trucks and Class 4-6 commercial offerings. On Sept. 7, 2022, Bollinger Motors became a majority-owned EV truck company of Mullen Automotive, and on Dec. 1, 2022, Mullen closed on the acquisition of all of Electric Last Mile Solutions' (“ELMS”) assets, including all IP and a 650,000-square-foot plant in Mishawaka, Indiana.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential" and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include but are not limited to whether the company will meet its forecast vehicle production and delivery timelines and whether the anticipated vehicle production numbers, shifts and other timelines will be realized. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications:

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